Exhibit 10.61

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED.  THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into on October 7, 2005 by and among Neilson Elggren LLP , a Utah limited liability partnership (“Partnership”), Vernon L. Calder (“Calder”), Thomas P. Jeremiassen (“Jeremiassen”), David J. Judd (“Judd”), R. Todd Neilson (“Neilson”), Paul N. Shields (“Shields”), and D. Ray Strong (“Strong”), LECG, LLC, a California limited liability company (“Purchaser”), and LECG Corporation, a Delaware corporation (“Parent”).  Calder, Jeremiassen, Judd, Neilson, Shields and Strong are individually referred to herein each as a “Partner” and collectively as the “Partners.”  The Partners together with the Partnership are collectively referred to herein as the “Seller Entities.”

RECITALS

A.                                    The Partnership provides financial and insolvency expert and consulting services (the “Business”).

B.                                    The Partnership desires to sell to Purchaser, on the terms and conditions set forth herein, the assets of the Partnership used in the Business, except as otherwise provided herein.

C.                                    Purchaser desires to purchase the assets of the Partnership used in the Business and is prepared to assume certain specified liabilities and obligations of the Partnership on the terms and conditions set forth herein.

D.                                    The Partners are the sole partners of the Partnership and desire that the transactions described in this Agreement be consummated.

E.                                      In connection with the purchase and sale of substantially all of the assets of the Partnership, Purchaser will also retain the services of each Partner and F. Wayne Elggren (each, a “Neilson Director” and collectively, the “Neilson Directors”) as an employee of Purchaser pursuant to the terms of an individual Director Agreement to be entered into by and between Purchaser and each Neilson Director as of the Closing Date in substantially the form of Exhibits A-1 through A-7 attached hereto (each, individually, a “Director Agreement”).

F.                                      Parent has agreed to guarantee the payment and performance of Purchaser’s obligations under this Agreement.

TABLE OF CONTENTS

1	CERTAIN DEFINITIONS

2	SALE AND PURCHASE OF ASSETS

	2.1	Purchased Assets

	2.2	Excluded Assets

	2.3	Assumed Liabilities

	2.4	Excluded Liabilities

3	CONSIDERATION

	3.1	Purchase Price and Payment

	3.2	Allocation of Purchase Price

	3.3	Earn Out Payments

	3.4	Additional Earnout Payment

	3.5	Operational Impact on Earn Out Payments and Additional Earnout Payment

	3.6	Accounts Receivable

4	COVENANT NOT TO COMPETE

	4.1	Covenant Not to Compete

	4.2	Non-Solicitation

	4.3	Separate Covenants

5	TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS

	5.1	Workers’ Compensation

	5.2	Transfer of Employees

	5.3	Employee Benefit Plans

6	THE CLOSING

	6.1	The Closing

	6.2	Seller Entity Deliveries at Closing

	6.3	Purchaser Deliveries at Closing

7	REPRESENTATION AND WARRANTIES OF SELLER ENTITIES

	7.1	Organization and Valid Existence

	7.2	Partnership Authority

	7.3	No Violations

i

	7.4	Financial Statements

	7.5	Absence of Certain Changes

	7.6	Title to and Condition of Purchased Assets

	7.7	Real Estate

	7.8	Contracts

	7.9	Litigation

	7.10	Intellectual Property

	7.11	Compliance with Laws

	7.12	Employee Benefit Plans

	7.13	Taxes

	7.14	Insurance

	7.15	Employees; Employment Matters

	7.16	Brokers

	7.17	Business Relations

	7.18	Warranty; Nonbillable Work

	7.19	Consents

	7.20	Schedules

	7.21	1933 Act Matters

	7.22	Information, Experience, and Ability to Bear Risk

	7.23	Accuracy of Disclosure

	7.24	No Other Warranties or Representations

8	REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

	8.1	Ownership of Partnership Equity

	8.2	Authority of Partners

	8.3	Consents

	8.4	No Other Warranties or Representations

9	REPRESENTATIONS OF PURCHASER AND PARENT

	9.1	Organization and Authority

	9.2	Authorization of Agreement

	9.3	No Violations

	9.4	Capital Stock

	9.5	Litigation; Compliance with Law

	9.6	SEC Filings

	9.7	No Finder

	9.8	Consents

	9.9	Accuracy of Disclosure

10	PRE-CLOSING COVENANTS

	10.1	Affirmative Covenants

	10.2	Restrictions on Conduct of the Business Prior to Closing

	10.3	Certain Notifications by Seller Entities

	10.4	Risk of Loss

	10.5	Updating the Seller Entities Disclosure Schedule

	10.6	Access to Information

11	AFFIRMATIVE COVENANTS

	11.1	Confidentiality

	11.2	Public Announcements

	11.3	Taxes

	11.4	Further Assurances

	11.5	Retained Information

	11.6	Office Leases

	11.7	Updated Financial Statements

12	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND PARENT

	12.1	Continued Truth of Representations and Warranties; No Breach

	12.2	Absence of Litigation

	12.3	Landlord Consents

	12.4	No Material Adverse Change

	12.5	Errors and Omissions Insurance

13	CONDITIONS TO OBLIGATIONS OF SELLER ENTITIES

	13.1	Continued Truth of Representations and Warranties; No Breach

	13.2	Absence of Litigation

	13.3	Landlord Consents

	13.4	No Material Adverse Change

14	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

15	INDEMNIFICATION

	15.1	Indemnification By Seller Entities

	15.2	Indemnification by Purchaser and Parent

	15.3	Limitations

	15.4	Insurance and Tax Effect

16	RIGHT OF OFFSET

17	TERMINATION OF AGREEMENT

18	EFFECT OF TERMINATION

19	***

20	EXPENSES

21	NOTICES

22	SUCCESSORS

23	ARTICLE AND SECTION HEADINGS

24	GOVERNING LAW; CONSENT TO SERVICE

25	DISPUTE RESOLUTION

26	ENTIRE AGREEMENT

27	SURVIVAL

28	PARENT GUARANTY

29	COUNTERPARTS

A mark of *** on this page indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the

Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

LIST OF EXHIBITS(1)

Exhibits A-1 through A-7	Forms of Director Agreements
Exhibit B	Purchaser’s Code of Conduct
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Opinion of Counsel to Seller Entities
Exhibit F-1	Form of Assignment of Los Angeles Sublease
Exhibit F-2	Form of Assignment of Salt Lake City Lease
Exhibit F-3	Form of Assignment of Wilmington Lease
Exhibit G	Financial Statements
Exhibit H	Form of Estoppel Certificate
Exhibit I	Form of Partnership Closing Certificate
Exhibit J	Form of Purchaser Closing Certificate
Exhibit K	Form of Parent Closing Certificate

LIST OF SCHEDULES(2)

Schedule 2.1.1	Fixed Assets
Schedule 2.1.5	Deposits and Prepayments
Schedule 2.1.6	Cash
Schedule 2.2.11	Salt Lake City Artwork
Schedule 3.1.2	Parent Stock; Partner Percentage Interest
Schedule 3.6	Accounts Receivable
Schedule 5.1	Workers’ Compensation
Schedule 7.5	Absence of Certain Changes
Schedule 7.6	Permitted Liens
Schedule 7.8	Contracts
Schedule 7.9	Litigation
Schedule 7.10	Intellectual Property
Schedule 7.12	Employee Benefit Plan
Schedule 7.13	Taxes
Schedule 7.14	Insurance Policies
Schedule 7.15	Employees
Schedule 7.17	Business Relations

(1) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Exhibits to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.61 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on November 9, 2005.  LECG Corporation agrees to furnish a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.

(2) Pursuant to Item 601(b)(2) of Subpart § 229.601 of Regulation S-K, the Schedules to this Asset Purchase Agreement briefly described in this Table of Contents have been omitted from Exhibit 10.61 furnished in connection with LECG Corporation’s electronic filing of Form 10-Q on November 9, 2005.  LECG Corporation agrees to furnish a copy of any omitted Schedule to the Securities and Exchange Commission upon request.

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1                                         Certain Definitions.

As used herein, the following terms will have the meanings indicated.

“1933 Act”  has the meaning given in Section 7.21.

“1934 Act” has the meaning given in Section 9.6.

“Accounts Receivable” has the meaning given in Section 2.2.6.

“Additional Earnout Payment” has the meaning given in Section 3.4.

“Agreement” has the meaning given in the Preamble.

“Allocation Schedule” has the meaning given in Section 3.2.

“Arbitrator” has the meaning given in Section 19.

“Assignment and Assumption Agreement” has the meaning given in Section 2.3.

“Assumed Liabilities” has the meaning given in Section 2.3.

“Basket” has the meaning given in Section 15.3.1.

“Business” has the meaning given in Recital A to this Agreement.

“Calder” has the meaning given in the Preamble.

“Cause” means any of the following grounds for termination by Purchaser of the employment of a Neilson Director: (i) commission of a felony; (ii) the commission of any willful act or willful omission involving dishonesty or fraud with respect to Purchaser or Parent or involving illegal harassment of or illegal discrimination against any employee of Purchaser or Parent; (iii) willful misappropriation of funds or assets of Purchaser or Parent for personal use; (iv) failure to perform material duties (other than as a result of incapacity due to physical or mental illness lasting not more than 120 days in any 12-month period or an excused absence) under such Neilson Director’s Director Agreement that is not cured within 30 days after written notice from Purchaser describing such failure to perform and demanding immediate performance; provided, however, that if a cure is not practical within 30 days, and such Neilson Director commences to effect a cure within the foregoing 30-day period, such Neilson Director will be permitted reasonable additional time to cure so long as he diligently continues to seek to effect a cure; (v) gross negligence or willful misconduct in the performance of material duties under such Neilson Director’s Director Agreement that is capable of cure and is not cured

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

within 10 days after written notice from Purchaser describing such negligence or misconduct; provided, however, that if a cure is not practical within 10 days, and such Neilson Director commences to effect a cure within the foregoing 10-day period, such Neilson Director will be permitted reasonable additional time to cure so long as he diligently continues to seek to effect a cure; (vi) a breach of this Agreement by a Neilson Director that involves fraud, or a material breach of Section 4 of this Agreement that is not cured within 30 days after written notice from Purchaser describing such breach; or (vii) a material willful breach by a Neilson Director of Purchaser’s Corporate Code of Conduct, as may be amended by Purchaser from time to time.  A copy of Purchaser’s Corporate Code of Conduct is attached hereto as Exhibit B.

“Closing” has the meaning given in Section 6.1.

“Closing Date” has the meaning given in Section 6.1.

“Closing Payment” has the meaning given in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning given in Section 7.8.

“Cost of Services” for any Measurement Period means ***.

“Delivery Instructions” has the meaning given in Section 3.3.4.

“Director Agreement” has the meaning given in Recital E to this Agreement.

“Dispute” has the meaning given in Section 25.

“Distributee” has the meaning given in Section 7.21.

“Documents” has the meaning given in Section 2.1.10.

“Earn Out Accounting” has the meaning given in Section 3.3.3.

“Earn Out Maximum” has the meaning given in Section 3.3.1.

“Earn Out Payment” and “Earn Out Payments” have the meanings given in Section 3.3.1.

“Earn Out Period” has the meaning given in Section 3.3.1.

“Earn Out Percentage” has the meaning given in Section 3.3.2.

“Effective Time” has the meaning given in Section 6.1.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors’ rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

“Employee Benefit Plan” means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee, former employee, partner, consultant or independent contractor of the Partnership and identified on Schedule 7.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Tail Policy” has the meaning given in Section 12.5.

“Estoppel Certificate” has the meaning given in Section 10.1.4.

“Excluded Assets” has the meaning given in Section 2.2.

“Excluded Liabilities” has the meaning given in Section 2.4.

“Financial Statements” has the meaning given in Section 7.4.

“Fixed Assets” has the meaning given in Section 2.1.1.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Good Reason” means either of the following grounds for the termination by a Neilson Director of his or her employment with Purchaser: (a) a willful failure by Purchaser or Parent to pay a monetary obligation or monetary obligations exceeding (i) *** in the aggregate to such Partner under his or her Director Agreement or (ii) *** to the Partnership under this Agreement, which non-payment is not cured within 30 days after written notice from such Partner or the Partnership, as applicable, describing such failure to pay; provided, however, that a failure by Purchaser or Parent to pay a monetary obligation (A) under such Partner’s Director Agreement because of a good faith disagreement with such Partner over the amount owed or (B) under this Agreement that is the subject of a pending disagreement resolution procedure under Section 25 will not constitute Good Reason; or (b) the termination of employment of two (2) or more Neilson Directors by LECG on or before October 1, 2010 for any reason other than Cause.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Gross Margin” means ***.  Gross Margin will be expressed as a percentage.

“Gross Margin Targets” has the meaning given in Section 3.3.2.

“Gross Profit” means ***.

“Gross Revenue” for any Measurement Period means ***.

“Hired Employees” has the meaning given in Section 5.2.

“Intellectual Property Rights” means the following: (a) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including, without limitation, all research, techniques, models, databases, specifications, customer and supplier lists, pricing and cost information, means and methods of doing business, and business and marketing plans and proposals), (d) all proprietary rights, databases and computer models, (e) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (f) any remedies against infringements thereof and rights to protection of interest therein under the laws of all jurisdictions (including foreign jurisdictions).

“Interim Financial Statement” has the meaning given in Section 7.4.

“Interim Financial Statement Date” has the meaning given in Section 7.4.

“IP Assets” has the meaning given in Section 2.1.3.

“Jeremiassen” has the meaning given in the Preamble.

“Judd” has the meaning given in the Preamble.

“Knowledge” of the Partnership or the Partners means (i) facts or matters actually known by one or more Partners, and (ii) facts or matters that any of the Partners should know or could be reasonably expected to discover following a reasonable inquiry with respect to such matter.

“Liens” has the meaning given in Section 7.6.

“Los Angeles Sublease” has the meaning given in Section 2.1.11.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Los Angeles Sublease Assignment”  has the meaning given in Section 6.2.6.

“Losses” has the meaning given in Section 15.1.

“Material” and “Materially” or any variation thereof, means, with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires an expenditure of more than *** over the entire term of such obligation, contract, commitment or Lien.

“Material Adverse Change” or “Material Adverse Effect” means a Material adverse change in, or effect on, the business, assets (including intangible assets), financial condition or results of operations of the Partnership, the Purchaser or the Parent, as applicable.

“Measurement Period” has the meaning given in Section 3.3.2.

“Mediation Notice” has the meaning given in Section 25.

“Mediator” has the meaning given in Section 25.

“Neilson” has the meaning given in the Preamble.

“Neilson Director” and “Neilson Directors” have the meanings given in Recital E of this Agreement.

“Neilson Practice” means the client matters of any type, the engagement for which is attributable to the Neilson Directors or employees of the Neilson Practice in accordance with Purchaser’s standard practice, without regard to who actually renders services.  To the extent any client matter is secured partially by the Neilson Directors and partially by others, such matter will be attributable to the Neilson Practice in a manner consistent with Purchaser’s standard practice.

“Net Loss” has the meaning given in Section 15.4.1.

“Office Leases” has the meaning given in Section 2.1.11.

“Parent” has the meaning given in the Preamble.

“Parent Stock” has the meaning given in Section 3.1.2.

“Parent SEC Report” has the meaning given in Section 9.6.

“Partner” and “Partners” have the meanings given in the Preamble.

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Partner Percentage Interest” means each Partner’s percentage ownership interest in the Partnership as set forth on Schedule 3.1.2 attached hereto and incorporated herein by this reference.

“Partner Restrictive Period” means ***.

“Partnership” has the meaning given in the Preamble.  If the Partnership is dissolved or otherwise ceases to exist as an entity at any time after the date hereof, “Partnership” will be deemed to mean any entity created to administer the dissolution and liquidation of Partnership, and if no such entity is created, then the Partners, jointly and severally, as successors in interest to the Partnership.

“Partnership Agreement” means the partnership agreement, or similar governance document, of the Partnership, as amended, restated, and/or reconstituted from time to time.

“Partnership Restrictive Period” means ***.

“Partnership Funds” has the meaning given in Section 11.4.3.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Permitted Liens” means those Liens that Purchaser and the Seller Entities have mutually agreed will remain in place against the Purchased Assets as of the Closing Date, and which Liens are listed on Schedule 7.6 attached hereto.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Proposing Party” has the meaning given in Section 25.

“Protected Party” has the meaning given in Section 11.1.

“Purchase Price” has the meaning given in Section 3.1.

“Purchased Assets” has the meaning given in Section 2.1.

“Purchaser” has the meaning given in the Preamble hereof.

“Purchaser Funds” has the meaning given in Section 11.4.2.

“Purchaser Party” has the meaning given in Section 15.1.

“Recipient” has the meaning given in Section 11.1.

“Representative” means the Person authorized by the Seller Entities to give instructions, take actions, perform duties, respond to inquiries from Purchaser or Parent, and otherwise represent the interests of the Seller Entities for purposes of this Agreement.  The Representative will be David Judd until changed by advance written notice to Purchaser.  All acts taken by the Representative after the Closing will be binding on the Seller Entities for all purposes, and Purchaser and Parent may rely on the authority of the Representative for all purposes.

“Restricted Activities” means the Business conducted by the Partnership on or prior to the Closing Date; provided, however, that providing services as an employee of a college, university or other educational institution or as an employee of a Governmental Body will not constitute Restricted Activities.

“Retained Business Records” has the meaning given in Section 11.5.

“Salt Lake City Lease” has the meaning given in Section 2.1.11.

“Salt Lake City Lease Assignment” has the meaning given in Section 6.2.7.

“Seller Entities” has the meaning given in the Preamble hereof.

“Seller Party” has the meaning given in Section 15.2.

“Shields” has the meaning given in the Preamble hereof.

“Strong” has the meaning given in the Preamble hereof.

“Tax” (and “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax; or (ii) any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty thereon, addition to tax or additional amount imposed by any taxing authority.

“Territory” means the locations within the United States and locations within other countries throughout the world, if any, where the Partnership conducts the Business as of the Closing Date.

“Third Person Licenses” means the Partnership’s licenses to third Person software and other technology used by the Partnership in connection with the Business as currently conducted, which licenses are capable of assignment and are listed on Schedule 7.10.2.

“Transaction Documents” has the meaning given in Section 3.1.

“Transferred Business Records” has the meaning given in Section 11.5.

“WARN Act” has the meaning given in Section 5.2.

“Wilmington Lease” has the meaning given in Section 2.1.11.

“Wilmington Lease Assignment” has the meaning given in Section 6.2.8.

“Year-End Financial Statements” has the meaning given in Section 7.4.

2                                         Sale And Purchase Of Assets.

2.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Partnership will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase, receive and accept delivery from the Partnership, free and clear of all Liens (other than Permitted Liens), all of the Partnership’s then existing properties and assets (other than the Excluded Assets) of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, used in connection with the Business (collectively, the “Purchased Assets”), including, without limitation, all right, title and interest of the Partnership in, to and under:

2.1.1                        All equipment and physical plant, including, without limitation, furniture, furnishings, trade fixtures, leasehold improvements, computers, servers, telephone equipment and all other owned and leased tangible personal property owned or leased under a financing lease by the Partnership and used in the Business as listed on Schedule 2.1.1 attached hereto and incorporated herein by this reference (the “Fixed Assets”);

2.1.2                        All of the assets reflected on the Interim Financial Statement, other than the Excluded Assets and those assets disposed of after the Interim Financial Statement Date in the ordinary course of business consistent with past practice;

2.1.3                        All Intellectual Property Rights owned and used by the Partnership in connection with the Business as currently conducted that are capable of assignment (“IP Assets”) and the goodwill associated therewith, including, without limitation, the trade name “Neilson Elggren.”

2.1.4                        All of the Contracts, including, without limitation, the Third Person Licenses;

2.1.5                        All rights to payment as a consequence of (i) deposits and prepayments, including, without limitation, the deposits under the Salt Lake City Lease, the Wilmington Lease and the Los Angeles Sublease, listed on Schedule 2.1.5 attached hereto and incorporated herein by this reference, and (ii) refunds, rights of set off, rights of recovery, rights to payment or proceeds under contracts of insurance to the extent applicable to an Assumed Liability, and claims or causes of action relating to the Purchased Assets that arise on or after the Closing (except for refunds of Taxes to the extent provided in Section 11.3); provided, however, that nothing in the foregoing will be construed to prevent the Partnership from asserting any such rights, claims or causes of action as a defense in any legal proceeding;

2.1.6                        Cash in an amount equal to the sum of (a) all client retainer balances that have been paid but not applied as of the Closing Date, as set forth in Schedule 2.1.6 and (b) payments received from clients for services that have not been rendered as of the Closing Date, as set forth in Schedule 2.1.6;

2.1.7                        All general intangibles owned by the Partnership and used by the Business, including, without limitation, all goodwill of the Partnership;

2.1.8                        All other assets of the Partnership used in the conduct of the Business, whether or not reflected on the books or records of the Partnership or the Business;

2.1.9                        All creative materials, advertising and promotional materials used in connection with the Business, wherever stored or located;

2.1.10                  All files, documents, correspondence, studies, reports, books and records of the Partnership (including all data and other information stored on discs, tapes or other media), client lists, client records and credit data, computer programs, software, and hardware owned and used by the Partnership in connection with the Business (collectively, the “Documents”); and

2.1.11                  All rights and obligations of the Partnership under (i) that certain Lease dated the month of August, 2000, by and between the Partnership, as tenant, and Phoenix Home Life Mutual Insurance Company, as landlord, for the premises at 230 South 500 East, Suite 425, Salt Lake City, Utah 84102 (the “Salt Lake City Lease”); (ii) that certain oral sublease agreement having a commencement date of October 15, 2000 by and between the Partnership, as sub-tenant, and Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC., as sub-landlord, for premises in the building located at 10100 Santa Monica Boulevard, Los Angeles, California 90067 (the “Los Angeles Sublease”); and (iii) that certain Lease dated April 16, 2001, by and among the Partnership and Crossroads, LLC, as co-tenants, and Wilmington Center LLC, as landlord, for the premises at 919 N. Market Street, Suite 590, Wilmington, Delaware 19801 (the “Wilmington Lease”).  The Salt Lake City Lease, Los Angeles Sublease and the Wilmington Lease are collectively referred to as the “Office Leases.”

2.2                               Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets will not include the following (collectively, the “Excluded Assets”):

2.2.1                        All partnership interests, certificates, books and records relating to the formation, maintenance and existence of the Partnership as a limited liability partnership;

2.2.2                        All taxpayer and other identification numbers;

2.2.3                        All Tax returns filed by the Partners and the Partnership and associated Tax records;

2.2.4                        Any contracts, agreements or understandings between or among the Partnership and the Neilson Directors;

2.2.5                        The insurance policies set forth in Schedule 7.14 and all prepaid expenses and deposits related thereto, subject, however, to Purchaser’s rights under Section 2.1.5 under claims-made insurance policies;

2.2.6                        All work in process and accounts receivable, including billable expenses, whether billed or unbilled, with respect to client work of the Partnership that has been performed as of the Closing Date (“Accounts Receivable”);

2.2.7                        All cash of the Partnership as of the Closing Date in excess of the cash amount specified in Section 2.1.6;

2.2.8                        All rights of the Partnership under this Agreement;

2.2.9                        All Retained Business Records;

2.2.10                  All rights to payment as a consequence of refunds, rights of set off, rights of recovery, and claims or causes of action relating to the Business (including Tax refunds) arising out of the operations of the Partnership prior to the Closing; and

2.2.11                  The artwork currently located at the Partnership’s Salt Lake City office, as set forth in Schedule 2.2.11.

2.3                               Assumed Liabilities.  On the Closing Date, Purchaser and the Partnership will enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) pursuant to which the Partnership will assign, and Purchaser will assume and agree to perform, discharge and satisfy, in accordance with their respective terms and subject to the respective conditions thereof, only the following obligations and liabilities of the Partnership (the “Assumed Liabilities”): (a) all liabilities and obligations of the Partnership incurred, attributable to or otherwise arising under the Contracts and the Office Leases on or after the Closing Date; (b) obligations and liabilities relating to client retainer balances that are transferred to Purchaser under Section 2.1.6; and (c) all other liabilities and obligations incurred on or after the Closing Date in connection with or arising from the conduct of the Business by Purchaser.

2.4                               Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for, and the Partnership will retain and remain responsible for, all of the Partnership’s debts, liabilities and obligations, of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, whether related to the Purchased Assets, the Business, or otherwise, and regardless of when asserted (the “Excluded Liabilities”).  Without limiting the scope of Excluded

Liabilities under this Section 2.4, Excluded Liabilities will specifically include (a) any liabilities with respect to Taxes for which the Partnership is liable pursuant to Section 11.3 hereof, (b) all liabilities and obligations of the Partnership arising out of any actions or omissions of employees, consultants, independent contractors and experts of any kind, including, without limitation, in connection with the performance of services for clients of the Partnership prior to the Closing Date, and unlawful discrimination or harassment, or (c) any costs and expenses incurred by the Seller Entities incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein.

3                                         Consideration.

3.1                               Purchase Price and Payment.  The purchase price for the Purchased Assets and the Assumed Liabilities (the “Purchase Price”) is Four Million Dollars ($4,000,000) (the “Closing Payment”) plus an amount equal to the Earn Out Payments and the Additional Earnout Payment, if any, made to the Partnership under Section 3.3.  As partial consideration for the sale, assignment, transfer and delivery of the Purchased Assets, the assumption of the Assumed Liabilities, and the execution and delivery of this Agreement and any related documents referenced herein (collectively, the “Transaction Documents”) by the Partnership to Purchaser, Purchaser will make the Closing Payment at the Closing as follows:

3.1.1                        Purchaser will pay the Partnership Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in cash by wire transfer of immediately available funds pursuant to wire instructions that the Partnership will supply to Purchaser at least three (3) business days prior to the Closing Date; and

3.1.2                        Purchaser will cause Parent to issue to the Partnership a number of unregistered shares of the common stock of Parent (“Parent Stock”) calculated by dividing Two Hundred Fifty Thousand Dollars ($250,000) by the average closing price of Parent’s common stock on NASDAQ for the twenty (20) trading days immediately preceding the date of this Agreement (within four (4) business days of which date Purchaser will make a public announcement of the execution of this Agreement).  The certificate representing the Parent Stock will be delivered to the Partnership by Parent at the Closing.  Promptly following the Closing Date, at the Partnership’s direction and upon receipt of a duly executed stock power by the Partnership, Parent will facilitate the distribution of the Parent Stock by the Partnership to the Partners in such percentages as reflect their current ownership interest in the Partnership all as are listed on Schedule 3.1.2, by reissuing stock certificates to such Distributees.

3.2                               Allocation of Purchase Price.  The Purchase Price for the Assets will be allocated as set forth on the attached allocation schedule (the “Allocation Schedule”) which Purchaser and the Partnership agree is reasonable and prepared in accordance with the requirements of Section 1060 of the Code, and the regulations promulgated thereunder.  After the Closing, Purchaser and the Partnership will each file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax returns, consistent with the Allocation Schedule.  Purchaser and the Partnership each agrees to

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

provide the other promptly with any other information required to complete Form 8594.  With respect to any Tax returns filed by the Partnership, Partners, Purchaser or Parent, (i) no party will take a position on any Tax return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding, that is in any way inconsistent with the Allocation Schedule without the written consent of both the Partnership and the Purchaser or unless specifically required pursuant to a determination by an applicable Tax Authority; (ii) the parties will cooperate with each other in connection with the preparation, execution and filing of all Tax returns related to the Allocation Schedule; and (iii) the parties will promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.  All Earn Out Payments and any Additional Earnout Payment not otherwise allocated on the Allocation Schedule will be allocated to goodwill.

3.3                               Earn Out Payments.

3.3.1                        In addition to the Closing Payment set forth in Section 3.1, and subject to the conditions set forth in this Section 3.3, Purchaser will make payments (each, an “Earn Out Payment” and collectively, the “Earn Out Payments”) to the Partnership in an amount of up to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in the aggregate (the “Earn Out Maximum”) during the period from the Closing Date through the earlier of October 31, 2010 or the expiration of the Measurement Period during which an Earn Out Payment is earned (and subsequently paid) such that the aggregate amount of Earn Out Payments equals the Earn Out Maximum (the “Earn Out Period”).

3.3.2                        The amount of each Earn Out Payment will be equal to *** for each 12-month period beginning November 1 and ending October 31 of the following year (each such period, a “Measurement Period”)***.  Purchaser will deliver each Earn Out Payment to the Partnership on January 1 following the end of each Measurement Period.  Provided that the economics of the Earn Out Payments are unaffected, the Seller Entities and Purchaser may mutually agree at any point after the Closing to re-define the Measurement Periods for purposes of calculating the Earn Out Payments as commencing on January 1 and ending on December 31 of the following year (except with respect to the final Measurement Period, which will end on October 31 of the applicable year), in which case each Earn Out Payment will be delivered no later than March 31 following the end of each such re-defined Measurement Period (except with respect to the final Measurement Period, for which the payment date will remain January 1).  The amount of any Earn Out Payment will be unlimited, subject only to the Earn Out Maximum.  Accordingly, after the aggregate amount of Earn Out Payments equals the Earn Out Maximum, no subsequent Earn Out Payments otherwise capable of being earned during the Earn Out Period will be due and payable.

***

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.3.3                        Within sixty (60) days after the end of each quarter during the Earn Out Period, Purchaser will issue a report to the Representative that details for each of those periods (and cumulatively to date for each Measurement Period) the calculation of Gross Margin, Gross Profit, Gross Revenue and Cost of Services (collectively, the “Earn Out Accounting”).  Purchaser will pay all reasonable expenses in connection with the preparation of the Earn Out Accounting and determination of the Earn Out Payment under this Section 3.3.3.

3.3.4                        Subject to the Earn Out Maximum, any Earn Out Payments (or portion thereof) earned pursuant to the terms of this Section 3.3 will be accompanied by the applicable Earn Out Accounting and will be paid in cash by Purchaser to the Partnership in accordance with written payment instructions received by Purchaser from the Partnership no later than ten (10) days before the Earn Out Payment is due (the “Delivery Instructions”).  The Delivery Instructions will specify the address to which a check for such amount will be sent (or appropriate account and other information for purposes of delivery of such amount by wire transfer of immediately available funds).

3.4                               Additional Earnout Payment.  If ***, then Purchaser will deliver an additional one-time payment (the “Additional Earnout Payment”) to the Partnership on December 1, 2010, pursuant to Delivery Instructions provided to Purchaser in accordance with Section 3.3.4.  The amount of the Additional Earnout Payment will be determined at the end of the Earn Out Period as follows:  If ***, the Additional Earnout Payment will be One Million Dollars ($1,000,000), and if ***, the Additional Earnout Payment will be One Million Five Hundred Thousand Dollars ($1,500,000).

3.5                               Operational Impact on Earn Out Payments and Additional Earnout Payment. ***

3.6                               Accounts Receivable.  Schedule 3.6 sets forth an accurate breakdown and aging of all Accounts Receivable, including (i) a complete itemization of all related invoices that have been billed as of August 31, 2005; and (ii) a complete itemization of all work in process that was performed but unbilled as of August 31, 2005.  In order to also capture (x) all invoices that have been billed as of the Closing Date, and (y) all work in process that was performed between August 31, 2005 and the Closing Date, the Partnership will provide Purchaser, at the Partnership’s expense, with an updated Schedule 3.6, revised effective as of the Closing Date, not later than the thirtieth (30th) day following the Closing Date.  The Neilson Directors may devote a reasonable amount of time not inconsistent with their obligations as full-time employees of Purchaser to compile the updated Schedule 3.6, and to collect the Accounts Receivable.  Any amount of the Accounts Receivable collected by Purchaser will be remitted to the Partnership reasonably promptly following the recognition of collection.  Discounts or upward adjustments that are to be applied retroactively on invoices for work in process as of the

Closing Date will be allocated between the Partnership and Purchaser as mutually agreed by the Partnership and Purchaser.

4                                         Covenant Not To Compete.

4.1                               Covenant Not to Compete.

4.1.1        In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, each Partner agrees that during the Partner Restrictive Period applicable to him;

(a)                                  he will not, directly or indirectly, within the Territory, engage in, or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in, any Restricted Activities; and

(b)                                 he will not: (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

The Partners acknowledge that the provisions of this Section 4.1.1 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Partners.  Notwithstanding anything to the contrary contained herein, a Partner may own up to 1% of the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that such Partner does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.1.2        In consideration for the Purchase Price to be paid by Purchaser under Section 3 hereof, the Partnership agrees that during the Partnership Restrictive Period:

(a)                                  it will not, directly or indirectly, within the Territory, engage in or have any interest in any Person (whether as a securityholder, creditor or otherwise) that engages in any Restricted Activities; and

(b)                                 it will not: (i) solicit from any Person any business involving Restricted Activities, (ii) cause, induce, or attempt to cause or induce any client or other business relation of Purchaser to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities, or (iii) cause, induce or attempt to cause or induce any client or other business relation of a Seller Entity on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or to deal with any competitor of Purchaser or take any action with respect to any such client or other business relation that could reasonably be expected to interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities.

The Partnership acknowledges that the provisions of this Section 4.1.2 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Partnership.  Notwithstanding anything to the contrary contained herein, the Partnership may own up to 1% of the capital stock of any entity engaged in any Restricted Activities that is publicly traded, provided that the Partnership does not control, directly or indirectly, through one or more entities or groups (whether formal or informal), the voting or disposition of greater than 1% of the aggregate beneficial ownership interest of any such entity.

4.2                               Non-Solicitation.

4.2.1                        Each Partner will not, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the termination of such Partner’s employment with Purchaser, solicit, hire, retain or attempt to hire or retain any Partner, any of the Hired Employees or any other employee or independent contractor of Purchaser or Parent.  The foregoing shall not operate to prevent any Partner, upon termination of such Partner’s employment with Purchaser, from making a professional announcement of the termination of his relationship with Purchaser.  The Partners acknowledge that this Section 4.2.1 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Partners.

4.2.2                        The Partnership will not, directly or indirectly, during the period commencing on the Closing Date and ending on the second anniversary of the expiration of the Earn Out Period, solicit, hire, retain or attempt to hire or retain any Partner, any of the Hired Employees or any other employee or independent contractor of Purchaser or Parent.  The Partnership acknowledges that this Section 4.2.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on the Partnership.

4.3                               Separate Covenants.  The covenants contained in Sections 4.1 and 4.2 are a series of separate covenants for each state and each country in the Territory.  Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 4.1 and Section 4.2 respectively.  If, in any judicial proceeding, a court refuses to enforce any of the separate covenants, the unenforceable covenant or covenants will be eliminated from this Section 4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5                                         Transfer Of Employees And Employee Benefits.

5.1                               Workers’ Compensation.  Without limiting the scope of Excluded Liabilities under Section 2.4 hereof, the Partnership will be responsible for any workers’ compensation claims based on injuries initially occurring prior to the Closing Date regardless of the date on which the claim was filed and for subsequent re-injuries if a claim for the initial injury was made prior to the Closing Date.  The Partnership will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 15.1 hereof.  All workers’ compensation claims currently filed against the Partnership are listed on Schedule 5.1.

5.2                               Transfer of Employees.  In addition to the employment of the Partners pursuant to the Director Agreements, as a condition of the Closing, Purchaser will have the right, but not the obligation, to offer employment to other employees and independent contractors of the Partnership with titles, responsibilities, compensation and benefits comparable to those currently provided by the Partnership to each such employee or independent contractor; provided, however, that Purchaser will have no continuing obligation as of the Closing Date to continue the employment of any employee or to maintain the compensation of any employee at any particular level.  Those employees hired by Purchaser will be referred to herein as the “Hired Employees.”  Purchaser will provide the Partnership with a list of the Hired Employees no later than ten (10) days before the Closing.  On the Closing Date, the Partnership will terminate all of the Hired Employees and will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses, any severance payments and benefits (including accrued vacation and personal time off) payable as of the close of business on the day preceding the Closing Date.  The Partnership and Purchaser will cooperate to transition the Hired Employees to Purchaser’s benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees.  The Partnership is solely responsible for any liability which may arise under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2102 et seq (the “WARN Act”) as a result of any acts or omissions of the Partnership prior to the Closing Date, or the transactions contemplated by this Agreement, and will indemnify, defend and hold Purchaser and Parent harmless from and against any and all such liabilities in accordance with Section 15.1 hereof.

5.3                               Employee Benefit Plans.  The parties hereto agree that Purchaser will not have any liability or obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan identified in Schedule 7.12.  The Partnership will indemnify and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to any Employee Benefit Plan of the Partnership in accordance with Section 15.1 hereof.  The Hired Employees will be entitled to participate in the employee benefit plans offered by Purchaser generally to its employees at equivalent levels of responsibility.  In determining the employee benefit plans of Purchaser in which the Hired Employees are entitled to participate and at what level, such employees will be given full credit for the time they have been employed by the Partnership.

6                                         The Closing.

6.1                               The Closing.  The “Closing” means the time at which the Partnership will effect the sale and transfer of the Purchased Assets in exchange for the Purchase Price to be delivered by Purchaser pursuant to Section 3 hereof.  The Closing will occur after the conditions set forth in Sections 12 and 13 have been satisfied or waived on a date to be mutually determined by Purchaser and the Partnership, at the offices of Folger Levin & Kahn, LLP, 1900 Avenue of the Stars, Suite 2800, Los Angeles, California 90067, or at such other place as the parties may mutually agree.  The “Closing Date” will be the date on which the Closing occurs, which is currently expected to be November 1, 2005.  The Closing will be effective for all purposes under this Agreement as of 12:01 a.m. local time on the Closing Date (the “Effective Time”).

6.2                               Seller Entity Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 12, at the Closing the Seller Entities, as applicable, will execute and/or deliver to Purchaser all of the following:

6.2.1                        A Certificate of the Partnership dated the Closing Date, in form and substance reasonably satisfactory to Purchaser (i) attaching a true and correct copy of an action of the Partners authorizing the execution and performance of this Agreement and the other Transaction Documents to which the Partnership is a party, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of the Partnership and authorized to give instructions and directions on the Partnership’s behalf;

6.2.2                        A Bill of Sale in substantially the form attached hereto as Exhibit D hereto, duly executed by the Partnership;

6.2.3                        The Assignment and Assumption Agreement, duly executed by the Partnership;

6.2.4                        An opinion of counsel to the Seller Entities in substantially the form attached hereto as Exhibit E;

6.2.5                        The closing certificate contemplated by Section 12 hereof;

6.2.6                        An Assignment of Sublease in substantially the form attached hereto as Exhibit F-1 (the “Los Angeles Sublease Assignment”) together with a consent to such assignment from Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC as sub-landlord under the Los Angeles Sublease;

6.2.7                        An Assignment of Lease in substantially the form attached hereto as Exhibit F-2 (the “Salt Lake City Lease Assignment”) together with a consent to such assignment from Phoenix Home Life Mutual Insurance Company as landlord under the Salt Lake City Lease;

6.2.8                        An Assignment of Lease in substantially the form attached hereto as Exhibit F-3 (the “Wilmington Lease Assignment”) together with a consent to such assignment from Wilmington Center LLC as landlord under the Wilmington Lease;

6.2.9                        The Estoppel Certificate, duly executed by Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC.

6.2.10                  The Director Agreements, each duly executed by the applicable Partner; and

6.2.11                  All other such executed endorsements, assignments and other instruments of transfer and conveyance consistent with the terms of this Agreement and as may reasonably be requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of the Partnership in the Purchased Assets, free and clear of all Liens (other than Permitted Liens) including, without limitation, releases of the Purchased Assets from any lending arrangements and any related bank consents.

6.3                               Purchaser Deliveries at Closing.  Subject to fulfillment or waiver of the conditions set forth in Section 13, at the Closing Purchaser will execute and/or deliver (or cause Parent to deliver) to the Partnership all of the following:

6.3.1                        The cash portion of the Purchase Price as provided in Section 3 by wire transfer of immediately available funds to the account designated by the Partnership in advance of the Closing Date as provided in Section 3.1.1;

6.3.2                        An Officer’s Certificate of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Partnership (i) attaching a true and correct copy of an action of Parent, acting on its own behalf and in its capacity as the sole member and manager of Purchaser, authorizing the execution and performance of this Agreement and the other Transaction Documents by Parent and by Purchaser, and the transactions contemplated hereby and thereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser and Parent;

6.3.3                        The Assignment and Assumption Agreement, duly executed by Purchaser;

6.3.4                        The Los Angeles Sublease Assignment, duly executed by Purchaser;

6.3.5                        The Salt Lake City Lease Assignment, duly executed by Purchaser;

6.3.6                        The Wilmington Lease Assignment, duly executed by Purchaser; and

6.3.7                        The Director Agreements, duly executed by Purchaser.

7                                         Representation and Warranties of Seller Entities.

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, the Seller Entities jointly and severally represent and warrant to Purchaser and agree as follows:

7.1                               Organization and Valid Existence.  The Partnership is a duly formed limited liability partnership and is existing in good standing under the laws of the State of Utah.  The Partnership has the limited liability partnership power and authority to enter into the Transaction Documents.  The Partnership has all requisite limited liability partnership power and authority to own and operate its properties and assets, to enter into and perform this Agreement and the other Transaction Documents, and to carry on the Business as currently conducted.  Notwithstanding the foregoing, the Partnership is currently licensed to practice accounting only in the states of Utah and California.  The Partnership is duly qualified to do business as a foreign limited liability partnership in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

7.2                               Partnership Authority.  The Transaction Documents have been duly authorized by all necessary limited liability partnership action on the part of the Partnership and have been duly executed and delivered by the Partnership.  The execution and delivery of this Agreement and the other Transaction Documents by the Partnership and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by the Partnership and the Partners and no other membership consents or approvals are required.  This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of the Partnership enforceable against the Partnership in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

7.3                               No Violations.  Neither the execution and delivery of this Agreement or the other Transaction Documents, the consummation of any of the transactions contemplated hereby or thereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Certificate of Limited Liability Partnership or the Limited Liability Partnership Agreement of the Partnership or any other agreement among the Partners, (ii) will result in any Material breach of or any Material default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract, or (iii) will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over the Business or the Partnership.

7.4                               Financial Statements.  The Partnership has delivered to Purchaser the Partnership’s financial statements for the 2001, 2002, 2003 and 2004 fiscal years and additional information regarding revenue and compensation for those years (collectively, the “Year-End Financial Statements”).  The Year-End Financial Statements present fairly the financial condition of the Partnership and the results of the Partnership’s operations for the periods indicated.  The Partnership has also delivered to Purchaser compiled balance sheets and the statements of income of the Partnership for the six (6)-month period ended June 30, 2005 (the “Interim Financial Statement Date”) (such statement to be referred to as the “Interim Financial Statement”).  The Interim Financial Statement presents fairly the financial condition of the Partnership as of the Interim Financial Statement Date, and the results of its operations for the six (6) month period ended on the Interim Financial Statement Date on a basis consistent with that of preceding periods; provided, however, that the Interim Financial Statement (i) is subject to normal year-end adjustments and (ii) lacks notes and other financial statement presentation items.  The Year-End Financial Statements and the Interim Financial Statement are sometimes collectively referred to herein as the “Financial Statements.”  The Financial Statements are collectively attached hereto as Exhibit G.

7.5                               Absence of Certain Changes.  Except (i) as disclosed in the Financial Statements or in any Schedule delivered pursuant hereto; (ii) for the execution and delivery of this Agreement and any applicable Transaction Document; and (iii) as set forth in Schedule 7.5, the Partnership has not since the Interim Financial Statement Date:

7.5.1                        Had any Material Adverse Change, other than changes in the ordinary course of business consistent with past practice;

7.5.2                        Suffered any damage, destruction or loss of physical property (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect;

7.5.3                        Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $2,000 or more in the aggregate, other than in the ordinary course of business and consistent with past practice;

7.5.4                        Increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any Hired Employee over the rate being paid to them on the Interim Financial Statement Date, other than the increases generally granted to employees effective as of September 1, 2005, and merit, incentive, and/or cost-of-living increases made in the ordinary course of business consistent with past practices of the Partnership, and no such increases are required by written agreement or, to the Knowledge of the Partnership, oral understanding; or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for, or with any such Hired Employee;

7.5.5                        Had any strike or work stoppage;

7.5.6                        Other than changes in presentation, made any change from its historical accounting methods or practices with respect to its Business or the Purchased Assets; or

7.5.7                        Entered into any Material transaction not in the ordinary course of its Business consistent with past practice.

7.6                               Title to and Condition of Purchased Assets.  The Partnership has good and valid title to, or valid leasehold interest, licensee or use rights in, all of the Purchased Assets, free and clear of any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance (collectively “Liens”), except for the Permitted Liens.

7.7                               Real Estate.  The conduct of the Business in any premises occupied by the Partnership is not in violation of any law, statute, ordinance, rule or regulation of any Governmental Body in any respect (including, without limitation, those concerned with environmental or occupational safety standards), which violations would have a Material Adverse Effect.

7.8                               Contracts.  Schedule 7.8 contains a complete list (and, in the case of oral agreements, contracts or leases, a summary of the material terms) of all contracts, equipment leases, work orders, client engagement letters, retainer letters, fee agreements and other agreements or arrangements that are Material to the Business or to which the Purchased Assets may be subject (the “Contracts”).  In the case of client engagement letters, retainer letters and fee agreements, all such client agreements are listed on Schedule 7.8, regardless of whether they are Material.  To the Knowledge of the Partnership, the Contracts are valid, binding and enforceable by the Partnership in accordance with their respective terms and are in full force and effect, except as may be limited by the Enforceability Limitations.  The Partnership has delivered to Purchaser true and complete copies of the Contracts listed in Schedule 7.8 and all amendments thereto, other than those oral agreements summarized on Schedule 7.8.  The Partnership has complied in all Material respects with all of the Contracts and is not in Material default under any of the Contracts.  To the Knowledge of the Partnership, no other party is in default in the observance or the performance of any Material term or obligation to be performed by it under any Contract listed in Schedule 7.8.

7.9                               Litigation.  Except as described on Schedule 7.9, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to the Knowledge of the Partnership, threatened against the Partnership relating to either the Business or the Purchased Assets.  Except as described on Schedule 7.9, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against the Partnership relating to either the Business or the Purchased Assets.

7.10                        Intellectual Property.

7.10.1                  Schedule 7.10 contains a true and complete list of the IP Assets.  The Partnership has delivered to Purchaser copies of all documents (if any) establishing the Partnership’s ownership of or rights to use the IP Assets.

7.10.2                  The Partnership owns, or uses pursuant to valid licenses, all IP Assets.  Without limiting the foregoing, the Partnership has a sufficient number of licenses for the Third Person Licenses for each of the Partnership’s current employees, independent contractors and/or items of equipment listed in Schedule 2.1.1.

7.10.3                  There are no third Person claims or demands pending or to the knowledge of the Partnership, threatened orally or in writing, before any Governmental Body or court, against any Seller Entity that any of the IP Assets infringes any copyright, patent, trademark, service mark trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how, or any other proprietary confidential information, including, without limitation, any software or software documentation of any other Person.

7.10.4                  The Partnership’s rights in and to the IP Assets are freely assignable, including the right to create derivative works, and the Partnership is not under any obligation to pay any royalty or other compensation to any third Person or to obtain approval or consent for use of licensing any of the IP Assets.  All of the interests of the Partnership in the IP Assets are free and clear of all Liens, other than Permitted Liens, and are not currently being challenged or infringed in any way or involved in any pending legal or administrative proceeding before any Governmental Body or court.  Except for licenses to clients in the ordinary course of business or as otherwise disclosed in Schedule 7.10, no current licenses or other rights for the use of the IP Assets have been granted by the Partnership to any third Persons, the Partnership has no obligation to grant any such licenses or rights, and none of the IP Assets are being used by any other Person.

7.10.5                  No employee or independent contractor of the Partnership has any valid claim or right to any of the IP Assets.  No employee or, to the Knowledge of the Partnership, independent contractor, of the Partnership is a party to or otherwise bound by any agreement with or obligated to any other Person (including any former employer) which in any respect conflicts with any obligation, commitment or job responsibility to which he or she is a party or otherwise.

7.10.6                  The Partnership does not make any representation and warranty regarding the performance or functionality of any third Person software or technology licensed to the Partnership pursuant to the Third Person Licenses or regarding the performance, functionality or transferability of those items of Intellectual Property Rights that are standard, “off-the-shelf” items that the Partnership uses for word processing, accounting, database management, programming languages, development tools, office management, or similar functions.

7.11                        Compliance with Laws.  Except to the extent otherwise specifically referred to herein, the Partnership has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Partnership, the Business and the Purchased Assets, except where the failure to comply will not have a Material Adverse Effect.

7.12                        Employee Benefit Plans.  Schedule 7.12 contains a true and complete list of all Employee Benefit Plans maintained by the Partnership.  There has been no failure by such Employee Benefit Plans to comply with any applicable laws relating to labor and employee benefits, including, without limitation, any applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto, for which such failure Purchaser would be liable in any Material amount.

7.13                        Taxes.  Except as otherwise indicated in Schedule 7.13, there are no Tax liens on any of the Purchased Assets.  The Seller Entities have paid all Taxes that are due from them with respect to the Business and the Purchased Assets and have duly filed all Tax returns and reports required to be filed by them.  The Partnership has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.  No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.  The Partnership has not at any time during the Partnership’s existence owned any subsidiaries.

7.14                        Insurance.  Schedule 7.14 contains a complete description of all material policies of fire, liability, workmen’s compensation, directors and officers, errors and omissions and other forms of insurance owned or held by the Partnership.  Except for the Errors and Omissions Tail Policy, all such policies will remain in full force and effect up to and inclusive of the Closing Date.  The Partnership has provided Purchaser with a true and complete copy of the Errors and Omissions Tail Policy.

7.15                        Employees; Employment Matters.

7.15.1                  The Partnership has no unsatisfied liability to any previously terminated employee or independent contractor.  The Partnership has disclosed all written employee handbooks, policies, programs and arrangements to Purchaser.

7.15.2                  Except as otherwise indicated in Schedule 7.15, no key employee or independent contractor or group of employees or independent contractors has informed the Partnership of any plans to terminate their employment with the Partnership for any reason, including as a result of the transactions contemplated by this Agreement.

7.15.3                  Other than the Partners whose employment is reflected in the Partnership Agreement, all persons employed by the Partnership are employees at will.

7.16                        Brokers.  Neither the Partnership nor any Person acting on its behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

7.17                        Business Relations.  Except as otherwise indicated in Schedule 7.17, the Partnership has not received any written notice or, to the Knowledge of the Partnership, any oral notice that any client, supplier or vendor engaged in or doing business with the Partnership will cease to do business (other than due solely to completion of engagements or assignments commenced prior to the Closing Date) with Purchaser after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Partnership except for any reductions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Within the last twelve (12) months, no Seller Entity has received any notice of cancellation of any Contract or Material business arrangement with any Person and no Seller Entity has Knowledge of any facts that could lead it to believe that the Business will be subject to cancellation of any such Contract or Material business arrangement.  Within the last twelve (12) months, no Seller Entity has received a written or oral notice of a Material dispute or problem, or Material dissatisfaction with the Partnership from any client of the Partnership.  To the Knowledge of the Partnership, the consummation of the transactions contemplated by this Agreement will not have a Material Adverse Effect on any relationships with any clients of the Partnership.

7.18                        Warranty; Nonbillable Work.  All services rendered by the Partnership have been in Material conformity with all applicable contractual commitments and all warranties, and the Partnership has no Material liability for damages in connection therewith.  The Partnership is not obligated to perform nonbillable client service work under the terms of any Contract in order to correct work previously performed that was incorrect or deficient, to complete work in excess of the fixed rate limit with respect to a particular project or otherwise, other than reasonable and customary efforts to maintain client satisfaction consistent with the size and scope of a particular project and consistent with maintaining the profitability of such project.  Services provided as a trustee of a bankruptcy estate or to the trustee of a bankruptcy estate or directly to the estate, may be subject to statutory limitations, agreements regarding flat fee services, or the oversight and approval of the bankruptcy court.

7.19                        Consents.  The execution, delivery and performance of this Agreement and all ancillary agreements, documents, instruments and schedules executed in connection herewith by the Partnership do not require the consent, approval authorization or act of, or the making by the Partnership of any declaration, filing or registration with, any Governmental Body or any other Person that applies to or binds the Partnership that has not been obtained or made or that will not have been obtained or made as of the Closing Date.

7.20                        Schedules.  Any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement will be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

7.21                        1933 Act Matters.  The Partnership and each Partner who receives any Parent Stock from the Partnership (the Partnership and such Partners each, a “Distributee”), will acquire the shares of Parent Stock to be acquired pursuant to this Agreement either (i) for investment for such Distributee’s own account and not with a view to or for offer or sale in connection with any distribution thereof, or (ii) for resale solely pursuant to an effective registration statement or applicable exemption under Securities Act of 1933, as amended, and the respective rules and regulations thereunder (the “1933 Act”).  Each Distributee understands that the shares of Parent Stock to be acquired pursuant to this Agreement will not have been registered under the 1933 Act with respect to such transaction by reason of a specific exemption or exception from the registration requirements of the 1933 Act which depend upon, among other things, the accuracy of such Distributee’s representations herein.  Each Distributee understands that, until such time as a registration statement for the resale of such shares of Parent Stock is effective, each certificate evidencing such shares will bear a legend substantially to the effect that the shares represented by such certificate have not been registered or qualified under the 1933 Act or the securities or blue sky laws of any state and may be offered and sold only if registered and qualified pursuant to the relevant provisions of the 1933 Act and applicable state securities or blue sky laws or upon delivery to Parent of an opinion of counsel that an exemption from such registration or qualification is applicable.

7.22                        Information, Experience, and Ability to Bear Risk.  Each Distributee acknowledges receipt of all the information requested from Parent by such Distributee and considered by such Distributee to be necessary or appropriate for deciding whether to acquire the shares of Parent Stock to be acquired pursuant to this Agreement, including, without limitation, the Parent SEC Reports (as defined in Section 9.6).  Each Distributee is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act and has such knowledge and experience in financial and business matters that such Distributee is capable of evaluating the merits and risks of, and such Distributee is able to bear the economic risk of, its acquisition of such shares of Parent Stock pursuant to this Agreement.  Each Distributee has had the opportunity to ask questions and receive answers regarding the terms and conditions of such acquisition of shares of Parent Stock.

7.23                        Accuracy of Disclosure.  No representation or warranty made by a Seller Entity in this Section 7, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of a Seller Entity pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained herein and therein not misleading.

7.24                        No Other Warranties or Representations.  SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 7, (I) NO SELLER ENTITY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND

(II) PURCHASER AND PARENT SPECIFICALLY ACKNOWLEDGE THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

8                                         Representations and Warranties of the Partners.

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated in this Agreement, and in addition to the representations and warranties made under Section 7, each Partner severally and jointly represents and warrants to Purchaser and agrees as follows:

8.1                               Ownership of Partnership Equity.  Each Partner owns, beneficially or of record, the equity interests of the Partnership shown opposite such Partner’s name on Schedule 3.1.2.

8.2                               Authority of Partners.  Each Partner has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which he is a party, and to consummate the transactions contemplated hereby and thereby to be consummated by such Partner.  This Agreement has been duly and validly executed and delivered by such Partner.  This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of such Partner, enforceable against such Partner in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

8.3                               Consents.  The execution, delivery and performance of this Agreement, the Director Agreement and all other Transaction Documents executed by such Partner do not require the consent, approval, authorization or act of, or the making by such Partner of any declaration, filing or registration with, any Governmental Body or any other Person, including such Partner’s spouse, if applicable, that applies to or binds such Partner that has not been obtained or made or that will not have been obtained or made as of the Closing Date.

8.4                               No Other Warranties or Representations.  SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 8, (I) NO PARTNER MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND (II) PURCHASER AND PARENT SPECIFICALLY ACKNOWLEDGE THAT NO WARRANTIES THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

9                                         Representations of Purchaser and Parent.

As an inducement to the Seller Entities to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Purchaser and Parent jointly and severally represent and warrant to the Seller Entities and agree as follows:

9.1                               Organization and Authority.  Purchaser is a duly formed limited liability company and is existing in good standing under the laws of the State of California.  Purchaser has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted.  Purchaser has the limited liability company power to execute, deliver and perform this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action on the part of Purchaser.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware, is qualified to do business in California, and has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.  Each of Purchaser and Parent is duly qualified to do business as a foreign limited liability company or corporation, as applicable, in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary.

9.2                               Authorization of Agreement.  Purchaser and Parent have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Purchaser and Parent and the consummation by Purchaser and Parent of all obligations contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser, and by all requisite corporate action on the part of Parent.  This Agreement and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Purchaser and Parent, enforceable against such Purchaser and Parent in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

9.3                               No Violations.  Neither the execution or delivery of this Agreement, the consummation of any of the transactions contemplated hereby, nor the fulfillment of any of the terms hereof, except to the extent disclosed herein or in any Schedule hereto, (i) will violate or conflict with the Articles of Organization or Operating Agreement of Purchaser or the Certificate of Incorporation or Bylaws of Parent, (ii) will result in any Material breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any contract or agreement to which Purchaser or Parent are parties or by which Purchaser or Parent are bound, or (iii) will result in a Material violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over Purchaser or Parent.

9.4                               Capital Stock.  The shares of Parent Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Liens in respect of the issuance thereof, except as provided in this Agreement and except for Liens created by or imposed upon the holder of such shares.  Such shares of Parent Stock will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement, or under federal and applicable state securities laws.  Assuming the representations and warranties of each Distributee set forth in Sections 7.21 and 7.22 are true and correct, the shares of Parent Stock to be issued pursuant to this Agreement will be issued in compliance with applicable federal or state securities laws, including, without limitation, the Utah Uniform Securities Act, as amended, and the California Corporate Securities Law of 1968, as amended.

9.5                               Litigation; Compliance with Law.  There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to Purchaser’s or Parent’s actual knowledge, threatened, against Purchaser or Parent that could reasonably be expected to have a Material Adverse Effect on Purchaser’s or Parent’s ability to perform in accordance with the terms of this Agreement.

9.6                               SEC Filings.  Parent has filed, and has made available to the Seller Entities, true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder (the “1934 Act”) (such forms, reports, schedules, statements and other documents are each referred to as a “Parent SEC Report”).

9.7                               No Finder.  Neither Purchaser, Parent nor any Person acting on their behalf has paid or become obligated to pay, any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

9.8                               Consents.  All consents, approvals, authorizations or acts of, or the making by either Parent or Purchaser of any declaration, filing or registration with, any Governmental Body or any other Person that apply to or bind Parent or Purchaser and that are required to be obtained or made as of the Closing Date in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, will have been obtained or made as of the Closing Date.

9.9                               Accuracy of Disclosure.  No representation or warranty made by either Parent or Purchaser in this Section 9, and no exhibit, certificate, schedule, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of Parent or Purchaser pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained herein and therein not misleading.

10                                  Pre-Closing Covenants.

10.1                        Affirmative Covenants.  From the date of this Agreement until the Closing Date, the Seller Entities will, and will cause the employees of the Partnership, as applicable, to:

10.1.1                  Conduct the Business in the ordinary course of business and in compliance with all legal requirements applicable to the Business;

10.1.2                  Pay all of the liabilities and Taxes of the Business when due, except for liabilities or Taxes being contested in good faith (which will be paid by the Seller Entities when due and will not become an Assumed Liability);

10.1.3                  Maintain existing insurance coverages; use all commercially reasonable efforts to (i) preserve intact all rights of the Business to retain its employees; and (ii) maintain good relationships with its employees, clients, suppliers, and others having business dealings with the Business; and

10.1.4                  Make a good faith effort to obtain:

(a)                                  The written consent of Phoenix Home Life Mutual Insurance Company, as landlord under the Salt Lake City Lease, to the Salt Lake City Assignment to Purchaser;

(b)                                 The written consent of Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC., as sublandlord under the Los Angeles Sublease, to the Los Angeles Sublease Assignment, and an estoppel certificate from Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC., in substantially the form attached hereto as Exhibit H (the “Estoppel Certificate”); and

(c)                                  The written consent of Wilmington Center LLC, as landlord under the Wilmington Lease, to the Wilmington Lease Assignment.

10.2                        Restrictions on Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, no Seller Entity, with respect to the Business, will, directly or indirectly, without Purchaser’s prior written consent:

10.2.1                  Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any other Material obligations;

10.2.2                  Acquire by merging or consolidating with, or by purchasing any equity securities or assets of, or by any other manner, any business or any entity;

10.2.3                  Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets or enter into any agreement, contract, memorandum or understanding regarding such a sale, transfer, lease or license;

10.2.4                  Enter into any Material contracts or commitments with another Person, other than such contracts approved in advance by Purchaser or that can be canceled on less than 30 days written notice, provided such approval will not be unreasonably withheld or delayed; provided further, however, the Partnership may enter into (a) new client engagements subject to compliance with Purchaser’s conflict check procedure; and (b) each of the Salt Lake City Lease Assignment, the Los Angeles Sublease Assignment, and the Wilmington Lease Assignment;

10.2.5                  Violate any legal requirement applicable to the Partnership;

10.2.6                  Purchase, license or otherwise acquire any assets, except for supplies and standard office equipment acquired in the ordinary course of business;

10.2.7                  Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

10.2.8                  Incur or become subject to any liability, contingent or otherwise, except current liabilities in the ordinary course of business;

10.2.9                  Enter into an agreement, contract, memorandum or understanding for the sale of all or any part of the partnership interests of the Partnership without the prior written consent of Purchaser, which consent may be granted or withheld by Purchaser in its sole discretion;

10.2.10            Fail to maintain the Purchased Assets in their existing order and condition, reasonable wear and tear excepted; or

10.2.11            Agree, in writing or otherwise, to take any of the actions proscribed by this Section 10.2, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any Material respect or prevent it from performing or cause it not to perform its covenants hereunder.

10.3                        Certain Notifications by Seller Entities.  From the date of this Agreement until the Closing, the Seller Entities, as applicable, will promptly notify Purchaser in writing regarding any:

10.3.1                  Action taken by the Partnership not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

10.3.2                  Fact, circumstance, event, or action by the Partnership (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Partnership or the Partners contained in this Agreement or in any agreement entered into in connection herewith not being true and correct when made or at Closing;

10.3.3                  Breach of any covenant or obligation of the Partnership or any Partner hereunder;

10.3.4                  Circumstance or event which will result in, or could reasonably be expected to result in, the failure of the Partnership to timely satisfy any of the closing conditions specified in Section 12 of this Agreement;

10.3.5                  Actions, suits or proceedings against or, to the Knowledge of the Seller Entities, threatened against the Business or the Purchased Assets, in any court, or before any arbitrator, or before or by any Governmental Body;

10.3.6                  Termination or, to the Knowledge of the Seller Entities, any threatened termination of any Contract or other right that is necessary for the ownership by Purchaser of any of the Purchased Assets or the operation by Purchaser following the Closing Date of any of the Business including, without limitation, any termination or any written notice, or to the Knowledge of the Seller Entities, any oral notice of termination of any Material Contract with a client;

10.3.7                  Any denial, or written or, to the Knowledge of the Seller Entities, oral notice of the denial by any court or client of the assignment by the Partnership to Purchaser of any Contract or Contracts; and

10.3.8                  Notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

10.4                        Risk of Loss.  The risk of any loss, damage or impairment, confiscation or condemnation of the Purchased Assets or any part thereof from fire or any other casualty or cause will be borne by the Partnership at all times prior to the Closing Date.

10.5                        Updating the Seller Entities Disclosure Schedule.  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7 would require a change to the disclosure schedules referenced therein if such disclosure schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller Entities will promptly deliver to Purchaser an update to the applicable disclosure schedule specifying such change, provided, however, that no such update will be deemed to supplement or amend the applicable disclosure schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Seller Entities in this Agreement or (b) determining whether any of the conditions set forth in Section 12 have been satisfied.

10.6                        Access to Information.  From the date of this Agreement until the Closing, the Partnership will (a) permit Purchaser and its representatives to have reasonable access during regular business hours, and in a manner so as not to interfere with the normal operations associated with the Business, to all premises, properties, personnel, books, records, Contracts, and Documents of or pertaining to the Business; (b) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities.  No information or knowledge obtained in any investigation pursuant to this Section 10.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereunder.  Any such access by Purchaser will not materially interfere with the normal operation of the Business.

11                                  Affirmative Covenants.

11.1                        Confidentiality.  After the Closing, each of the parties hereto agrees that it will treat in confidence this Agreement and all documents, materials and other information that it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents.  If a party (the “Recipient”) is requested or required (by deposition questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the “Protected Party”), the Recipient must provide the Protected Party with prompt notice of such request(s), except under the Patriot Act, so the Protected Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement.  (The preceding sentence will not apply to public disclosures by a Recipient that the Recipient believes in good faith to be required by federal securities laws or any listing or trading agreement concerning the Recipient’s publicly-traded securities, after reasonable advance notice to the Protected Party.)  In the event that such protective order or other remedy is not obtained, or the Protected Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information that it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished.  The obligation of each party to treat such documents, materials and other information in confidence will not apply to any information (i) that is or becomes available to such party from a source other than the Protected Party, unless the source is bound by a confidentiality agreement with respect to the information, (ii) that is or becomes available to the public other than as a result of improper disclosure by such party or its agents, or (iii) the disclosure of which such party reasonably deems to be necessary in order to obtain any of the consents or approvals contemplated hereby, provided such party obtains the prior written consent of the Protected Party.

11.2                        Public Announcements.  The parties agree that any press release to be issued in connection with the execution of this Agreement or the announcement of the consummation of the transactions contemplated hereunder, will be mutually agreed upon by Purchaser and the Partnership prior to the issuance thereof.

11.3                        Taxes.

11.3.1                  The Seller Entities will be solely liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to any period (or portions thereof) ending prior to the Closing Date, including all income or franchise Taxes arising in connection with the consummation of the transactions contemplated by this Agreement.  If the Partnership intends to dissolve or be wound up, the Seller Entities will promptly file any final Tax returns in connection with such dissolution or winding up.  Purchaser will be liable for and will pay all Taxes

(whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning on or after the Closing Date.  For purposes of this Section 11.3, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending prior to the Closing Date and the other beginning on the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

11.3.2                  Notwithstanding Section 11.3.1, any sales Tax, use Tax or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by the Partnership.  Purchaser agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or make a report with respect to such Taxes.

11.3.3                  The Seller Entities or Purchaser, as the case may be, will provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of another party in accordance with the terms of this Section 11.3.  Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other parties of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

11.4                        Further Assurances.

11.4.1                  From and after the Closing Date, the Seller Entities will take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and the Seller Entities agree that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the reasonable request of Purchaser, the Seller Entities will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good title to any of the Purchased Assets.

11.4.2                  To the extent the Partnership receives any funds or other assets that are part of the Purchased Assets (the “Purchaser Funds”) after the Closing Date, the Partnership will, as soon as practicable, deliver such Purchaser Funds to Purchaser and will take all steps necessary to vest title to such funds and assets in Purchaser.  The Partnership hereby designates Purchaser as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by the Partnership in connection with the Purchaser Funds.  The Partnership hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

11.4.3                  Subject to Section 11.4.2, to the extent Purchaser receives any funds or other assets that are Excluded Assets (the “Partnership Funds”) after the Closing Date, Purchaser will, as soon as practicable, deliver such Partnership Funds to the Partnership and will take all steps necessary to vest title to such funds and assets in the Partnership.  Purchaser hereby designates the Partnership as its true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of the Partnership any checks, notes or other documents received by Purchaser in connection with the Partnership Funds.  Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to the Partnership from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

11.4.4                  Within ten (10) days after the Closing Date, the Partnership will change its name to a name that does not include the name “Neilson Elggren.”  After the Closing, Purchaser will maintain the Partnership’s brand identity, including the use of the name “Neilson Elggren” for so long as Purchaser believes in its sole discretion that it is commercially productive to do so; however, as of the Closing Date, the Partnership’s brand will be associated with Purchaser’s brand in such manner as Purchaser deems reasonably appropriate.  Purchaser may at its sole option register “Neilson Elggren” as a fictitious business name and/or as a division of Purchaser to maintain the Partnership’s brand.

11.4.5                  At any time or from time to time after the Closing, each party hereunder will, at the request of the other, execute and deliver any further instruments or documents and take all such further action as any party may reasonably request in order to carry out the transactions contemplated hereby.

11.5                        Retained Information.  For a period of three years following the Closing and, with respect to tax related records, for a period of seven years following the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser will make available to the Seller Entities any business records related to the operations of the Partnership prior to the Closing that are transferred to Purchaser at the Closing (the “Transferred Business Records”) for inspection and copying to the extent the Seller Entities require access to such records in response to tax audits or other reasonable business necessity.  The Partnership’s access to the Transferred Business Records is subject to the confidentiality obligations of the Partnership under Section 11.1 hereof.  After the Closing, the Partnership, to the extent not prohibited by law or restricted by applicable ethical rules, will make available to Purchaser any business records related to the operations of the Partnership prior to the Closing that are not transferred to Purchaser at the Closing (the “Retained Business Records”) for inspection and copying to the extent Purchaser requires access to such records for reasonable business necessity.  Purchaser’s access to the Retained Business Records is subject to the confidentiality obligations of Purchaser under Section 11.1 hereof.  Notwithstanding the foregoing, Parent and Purchaser each waive any and all rights, including the right to inspect and copy, with respect to all of the books, files, documents and records of attorneys or accountants relating to their respective representations of any Seller Entity in connection with the negotiation, execution and delivery of this Agreement.

11.6                        Office Leases.  The parties intend that as soon as practical after the Closing, those portions of the Business’s operations currently taking place in Los Angeles and Salt Lake City will either: (a) be moved into space occupied by Purchaser’s existing Century City and Salt Lake City offices, respectively; or (b) jointly occupy, with Purchaser’s existing operations, newly leased offices in the Los Angeles and Salt Lake City areas, respectively.  Accordingly, the Partnership will use its best efforts to assist Purchaser in: (a) terminating Purchaser’s assumed obligations under the Los Angeles Sublease and the Salt Lake City Lease respectively as soon as practical after the Closing; (b) to minimize any financial penalties under the respective leases for early termination; and (c) to minimize any additional rent payable as a result of Purchaser’s holdover status under the Salt Lake City Lease.

11.7                        Updated Financial Statements.  Within thirty (30) days after the Closing, the Partnership will prepare and deliver to the Purchaser balance sheets and statements of income of the Partnership for the period ended on the last day of the calendar month immediately preceding the Closing Date, prepared by the Partnership consistent with prior practices.

12                                  Conditions Precedent To Obligations Of Purchaser and Parent.

The obligations of Purchaser and Parent under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of Purchaser.  The Partnership must execute and deliver a certificate in substantially the form attached hereto as Exhibit I certifying the satisfaction of all of the conditions precedent set forth in this Section 12.  If any of the conditions precedent to the obligations of Purchaser and Parent are not satisfied or waived on the Closing Date, Purchaser will have the right to elect not to proceed with the Closing and, except as otherwise set forth in this Agreement, the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

12.1                        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by the Seller Entities in this Agreement will be true and correct in all Material respects on and as of the Closing Date, and the Seller Entities will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, including making the deliveries required under Section 6.2 hereof.

12.2                        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

12.3                        Landlord Consents.

12.3.1                  The parties will have obtained the written consent of Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC. as sub-landlord under the Los Angeles Sublease to the Los Angeles Sublease Assignment.

12.3.2                  The parties will have obtained the written consent of Phoenix Home Life Mutual Insurance Company as landlord under the Salt Lake City Lease to the Salt Lake City Lease Assignment.

12.3.3                  The parties will have obtained the written consent of Wilmington Center, LLC as landlord under the Wilmington Lease to the Wilmington Lease Assignment.

12.4                        No Material Adverse Change.  No Material Adverse Change shall have occurred in the Neilson Practice between the Interim Financial Statement Date and the Closing Date.

12.5                        Errors and Omissions Insurance.  The Partnership will have obtained an extension of its existing errors and omissions insurance coverage for the twelve (12) months immediately following the Closing Date (the “Errors and Omissions Tail Policy”).  The Errors and Omissions Tail Policy will name Purchaser and Parent as additional insureds.

13                                  Conditions To Obligations Of Seller Entities.

The obligations of the Seller Entities under this Agreement are subject to the fulfillment of all of the following conditions precedent on or before the Closing Date, each of which may be waived in writing at the sole discretion of the Partnership.  Each of Purchaser and Parent must execute and deliver a certificate in substantially the forms attached hereto as Exhibits J and K, respectively, certifying the satisfaction of all of the conditions precedent set forth in this Section 13.  If any of the conditions precedent to the obligations of the Seller Entities are not satisfied or waived on the Closing Date, the Seller Entities will have the right to elect not to proceed with the Closing and the parties will have no further rights or obligations under this Agreement, the Director Agreements or otherwise.

13.1                        Continued Truth of Representations and Warranties; No Breach.  The representations and warranties made by Purchaser and Parent in this Agreement will be true in all Material respects on and as of the Closing Date, and Purchaser and Parent will have performed and complied in all Material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, including making the deliveries required under Section 6.3 hereof.

13.2                        Absence of Litigation.  No action or proceeding will have been instituted or threatened orally or in writing by any public authority prior to the Closing Date before a Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof.  No action or proceeding will have been instituted or threatened in writing by any private Person prior to the Closing Date before Governmental Body for the stated purpose of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

13.3                        Landlord Consents.

13.3.1                  The parties will have obtained the written consent of Pachulski, Stang, Ziehl, Young, Jones & Weintraub PC as sub-landlord under the Los Angeles Sublease to the Los Angeles Sublease Assignment.

13.3.2                  The parties will have obtained the written consent of Phoenix Home Life Mutual Insurance Company as landlord under the Salt Lake City Lease to the Salt Lake City Lease Assignment.

13.3.3                  The parties will have obtained the written consent of Wilmington Center, LLC as landlord under the Wilmington Lease to the Wilmington Lease Assignment.

13.4                        No Material Adverse Change.  No change shall have occurred in the business of Purchaser or Parent between June 30, 2005 and the Closing Date that would trigger an obligation on the part of the Parent under the 1934 Act to file a Form 8-K or other change report with the Securities and Exchange Commission.

14                                  Survival Of Representations And Warranties.

The representations and warranties of the parties contained herein, and all claims and causes of action related thereto, will survive the consummation of the transactions contemplated hereby until the second anniversary of the Closing Date.  Notwithstanding the foregoing, the limitation period for the survival of representations and warranties set forth in this Section 14 will not apply to any breach of a representation or warranty as a result of fraud.

15                                  Indemnification.

15.1                        Indemnification By Seller Entities.

(a)                                  Subject to the limitations set forth in Section 15.3, the Seller Entities, jointly and severally, agree to indemnify, defend and hold harmless each of Purchaser, Parent and any of their respective members, shareholders, officers, directors, employees, agents, affiliates, successors or assigns (each, a “Purchaser Party”) from any loss, damage or expense (including reasonable attorneys’ fees) (collectively, “Losses”) that a Purchaser Party may incur, suffer or become liable for as a result of or in connection with (i) the breach of any representation or warranty of any Seller Entity contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the period of survival of such representation or warranty, provided that the Purchaser Party makes a written claim for indemnification against the Seller Entities within the two (2) year survival period; (ii) the breach of any covenant of any Seller Entity contained in this Agreement or the other Transaction Documents; or (iii) any assertion against a Purchaser Party of any claim or liability constituting an Excluded Liability, including, without limitation, the assertion against a Purchaser Party by any Person of any obligation or liability relating to the Purchased Assets, the conduct of the Business by the Partnership, or the conduct of any Seller Entity prior to the Closing Date, including, without limitation, Tax claims or liabilities.  Notwithstanding the foregoing, other than as set forth in Section 11.3.2, the Seller Entities will have no indemnification, defense or hold harmless obligation to any Purchaser Party with respect to the liability of any Purchaser Party for Taxes as a result of the transactions contemplated by this Agreement or the Director Agreements.  Purchaser, acting on behalf of a Purchaser Party, will give the Seller Entities prompt written notice of any claim, suit or demand that Purchaser believes will give rise to indemnification by the Seller Entities under this section stating in reasonable detail the nature and basis of such claim, suit or demand, provided, however, that, the failure to give such notice will not affect the obligations of the Seller Entities hereunder, except to the extent they are prejudiced by such failure.

(b)                                 Except as hereinafter provided and except where a conflict of interest between any Seller Entity and the Purchaser Party suggests separate counsel is appropriate, the Seller Entities will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Party at the Seller Entities’ expense and with outside counsel of the Seller Entities’ own choosing.  Each Purchaser Party will, at the Seller Entities’ expense, cooperate reasonably in the defense of any such claim, suit or demand.  If the Seller Entities, within a reasonable time after notice of a claim, fail to reasonably defend a Purchaser Party, the Purchaser Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Seller Entities subject to the right of the Seller Entities to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Purchaser Party, provided no Seller Entity will, without the Purchaser Party’s written consent, settle or compromise any claim or consent to any entry of judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Party a release from all liability in respect of such claim.

15.2                        Indemnification by Purchaser and Parent.  Subject to the limitations set forth in Section 15.3, Purchaser and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Seller Entities, and each of their respective employees, agents, affiliates, successors or assigns (each, a “Seller Party”) from any Losses that a Seller Party may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Purchaser or Parent contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the period of survival of such representation or warranty; (b) the breach of any agreement of Purchaser or Parent contained in this Agreement or the other Transaction Documents; or (c) any assertion against a Seller Party of any claim or liability constituting an Assumed Liability or relating to the Purchased Assets or the conduct of the Business by Purchaser or Parent on or after the Closing Date, including, without limitation, Tax claims or

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

liabilities.  Notwithstanding the foregoing, other than as set forth in Section 11.3, Purchaser will have no indemnification, defense or hold harmless obligation to any Seller Party with respect to the liability of any Seller Party for Taxes as a result of the transactions contemplated by this Agreement or the Director Agreements.  The Representative, on behalf of each Seller Party, will give Purchaser prompt written notice of any claim, suit or demand that the Partnership believes will give rise to indemnification by Purchaser under this paragraph stating in reasonable detail the nature and basis of such claim, suit or demand; provided, however, that, the failure to give such notice will not affect the obligations of Purchaser hereunder, except to the extent it is prejudiced by such failure.  Except as hereinafter provided and except where a conflict of interest between a Seller Party and Purchaser and Parent suggests separate counsel is appropriate, Purchaser will have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name the Seller Party at Purchaser’s expense and with outside counsel of Purchaser’s own choosing.  Each Seller Party will, at Purchaser’s expense, cooperate reasonably in the defense of any such claim, suit or demand.  If Purchaser, within reasonable time after notice of a claim, fails to reasonably defend a Seller Party, such Seller Party will be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Seller Party, provided that Purchaser will not, without the Seller Party’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Seller Party a release from all liability in respect of such claim.

15.3                        Limitations.  The indemnification provided for in Section 15.1 and 15.2 will be subject to the following limitations:

15.3.1                  The Seller Entities will not have any obligation to pay any indemnification amounts for Losses pursuant to Section 15.1 (other than clause (a)(iii)) (a) less than *** with respect to each such individual breach and (b) until the aggregate amount of all Losses pursuant thereto, including the amount of any rent paid on a holdover basis by Purchaser in excess of the Base Rent, and any damages paid by Purchaser, under Article 14 of the Salt Lake City Lease, exceeds an aggregate deductible of *** (the “Basket”), whereupon the Purchaser Parties will be entitled to indemnification thereunder for all such Losses (back to the first dollar of the Basket).  In no event will the aggregate amount recovered from all Seller Entities with respect to this Section 14 exceed ***.

15.3.2                  In no event will the aggregate amount recovered from the Purchaser and the Parent with respect to this Section 14 exceed ***.

15.3.3                  The parties acknowledge and agree that the foregoing indemnification provisions in this Section 15 will be the sole and exclusive remedies of the Purchaser Parties and the Seller Parties for any inaccuracy or breach of the representations, warranties or covenants in this Agreement (other than under either Sections 14.1(a)(iii) or 14.2(c)) except in the event of fraud by another party.

15.4                        Insurance and Tax Effect.

15.4.1                  The amount of any Loss for which indemnification is provided under any of Sections 15.1 or 15.2 will be net of any amounts (net of the costs of recovery of such amounts) recoverable by the indemnified party under insurance policies, indemnification agreements or similar arrangements with respect to such Loss (collectively, a “Net Loss”).

15.4.2                  Any payments made pursuant to the provisions of this Section 15 will be treated as an adjustment to the total consideration payable to the Partnership under this Agreement.  The amount of any Loss will be reduced to take account of any net Tax benefit (if any) actually realized by the indemnified party arising from the incurrence or payment of any such Net Loss.

16                                  Right of Offset.

Purchaser will be entitled, but not obligated, to offset any portion of the Earn Out Payment or Additional Earnout Payment against Losses for which Purchaser is entitled to indemnification from the Selling Entities under Section 15.  If Purchaser undertakes an offset of the Earn Out Payment against Losses and it is finally determined by a court of competent jurisdiction that such Losses have not been incurred, then Purchaser will pay interest on the amount of such improper offset at the average federal funds rate as calculated over the period of such offset from the date of the offset through the date when such improper offset amount is paid to the Selling Entities.

17                                  Termination of Agreement.

The parties may, but are not obligated to, terminate this Agreement as provided below:

(a)                                  Purchaser and the Partnership may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 Purchaser may terminate this Agreement by giving written notice to the Partnership at any time prior to the Closing (i) in the event the Partnership has breached any representation, warranty, or covenant contained in this Agreement, Purchaser has notified the Partnership in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing will not have occurred on or before November 1, 2005 by reason of the failure of any condition precedent under Section 12 (unless the failure results primarily from Purchaser or Parent breaching in any Material way any representation, warranty, or

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

covenant contained in this Agreement or Purchaser or Parent fails to make good faith efforts to fulfill its obligations under this Agreement); and

(c)                                  The Partnership may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser or Parent has breached any representation, warranty, or covenant contained in this Agreement, the Partnership has notified Purchaser in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing will not have occurred on or before November 1, 2005 by reason of the failure of any condition precedent under Section 13 (unless the failure results primarily from the Partnership breaching in any Material way any representation, warranty or covenant contained in this Agreement or the Partnership fails to make good faith efforts to fulfill its obligations under this Agreement).

18                                  Effect of Termination.

If any party terminates this Agreement pursuant to Section 17, all rights and obligations of the parties under this Agreement will terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions of Section 11.1 will survive termination.

19                                  ***

20                                  Expenses.

Except as may otherwise be expressly provided herein, each party to this Agreement will pay his, her or its own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys’ or accountants’ fees.

21                                  Notices.

Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section:

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

In the case of Purchaser, to:

LECG, LLC

2000 Powell Street, Suite 600

Emeryville, California  94608

Attention:  Chief Financial Officer

Fax:  (510) 653-9898

In the case of Parent, to:

LECG Corporation

2000 Powell Street, Suite 600

Emeryville, California  94608

Attention:  Chief Financial Officer

Fax:  (510) 653-9898

with copies of notices to Purchaser or Parent to:

Marvin A. Tenenbaum, Esq.

General Counsel

LECG, LLC

33 West Monroe Street, Suite 1850

Chicago, IL 60603

Fax:  (312) 267-8220

and

Carol Kerr, Esq.

Folger Levin & Kahn, LLP

1900 Avenue of the Stars, Suite 2800

Los Angeles, California 90067

Fax:  (310) 556-3770

In the case of the Seller Entities, to:

David Judd

Neilson Elggren LLP

***

Fax:  (                       )

with a copy to:

Dale T. Hansen

Parr Waddoups Brown Gee & Loveless

185 South State Street, Suite 1300

Salt Lake City, Utah 84111-1537

Fax:  (801) 532-7750

22                                  Successors.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign its rights or obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of all of the other parties.  Notwithstanding the foregoing, any Partner may assign his rights to payment, if any, under this Agreement to (a) any other Partner, (b) any of the Partner’s spouse or biological or adoptive lineal ancestors or descendants, (c) trusts for the benefit of the Partner and/or one or more of such spouse, ancestors or descendants, or (d) the Partner’s executor, administrator, trustee or personal representative to whom such rights and obligations are transferred at death.

23                                  Article and Section Headings.

The Article and Section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

24                                  Governing Law; Consent To Service.

This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).  The parties agree that service of process of notice in any such action, suit or proceeding will be effective if in writing and sent by certified or registered mail, return receipt requested, postage prepaid, as provided in Section 21.

25                                  Dispute Resolution.

In the event of any dispute or disagreement arising out of or relating to this Agreement (a “Dispute”), the parties will attempt to resolve such Dispute by good faith negotiation prior to resorting to mediation or litigation.  In the event such Dispute is not resolved by means of such good faith negotiation, any party (the “Proposing Party”) may require the Dispute to be referred to the non-binding mediation of a single mediator (the “Mediator”) to be appointed jointly by the parties.  The Proposing Party will give written notice to the other parties of the Proposing Party’s intention to refer the Dispute to mediation (the “Mediation Notice”).  Such Mediation Notice will specify in reasonable detail the nature of the issue giving rise thereto and nominate a single mediator to co-appoint, along with the other party’s selection of mediator, the Mediator.  Within ten (10) days after the delivery of the Mediation Notice, the other party to the Dispute will nominate in writing to the Proposing Party a second mediator.   The two mediators so chosen will, within ten (10) days after the second mediator’s selection, jointly appoint a single mediator to serve as the Mediator. The Mediator will conduct the mediation in accordance with the guidelines set by the parties to the Dispute.   In the event such guidelines cannot be agreed upon, the mediation will be governed by the Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. (JAMS), or its successor entity.  The costs of engaging the Mediator will be borne equally by the

Proposing Party and the other party to the Dispute and each party will bear its own costs of preparing the materials for and making presentations to the Mediator.  The mediation will be held in Emeryville, California.

26                                  Entire Agreement.

This Agreement and the other Transaction Documents, including all schedules and exhibits hereto and thereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations between the parties including, without limitation, those certain Term Sheets dated August 1, 2005, and cannot be amended, supplemented or changed orally, but may only be so modified by an agreement in writing, which makes specific reference to this Agreement or the applicable Transaction Document delivered pursuant hereto, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

27                                  Survival.

The respective rights and obligations of the parties set forth in Sections 3.3, 3.4, 3.5, 3.6, 4, 5, 11, and 14 through 28 of this Agreement will survive the Closing.

28                                  Parent Guaranty.

Parent absolutely and unconditionally guaranties the performance of all of Purchaser’s obligations under this Agreement and the other Transaction Documents, and will be responsible, jointly and severally, for any breach by Purchaser of any of the Transaction Documents.

29                                  Counterparts.

This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party will sign at least one counterpart of this Agreement, all of which taken together will constitute one and the same instrument.  Signatures delivered by facsimile or electronic file format will be treated in all respects as originals.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:		PARENT:

LECG, LLC		LECG Corporation,
A California limited liability company		A Delaware corporation

By:	LECG Corporation	By:	/s/ John C. Burke
Its:	Sole Manager
		Its:	Chief Financial Officer
By: /s/ John C. Burke

Its:	Chief Financial Officer

SELLER ENTITIES:

Neilson Elggren LLP
a Utah limited liability partnership

		By:	/s/ R. Todd Neilson

		Its:	Managing Partner

/s/ Vernon L. Calder
Vernon L. Calder

/s/ Thomas P. Jeremiassen
Thomas P. Jeremiassen

/s/ David H. Judd
David H. Judd

/s/ R. Todd Neilson
R. Todd Neilson

/s/ Paul N. Shields
Paul N. Shields

/s/ D. Ray Strong
D. Ray Strong